                                             Filed Pursuant To Rule 424(B)(5)
                                             Registration No. 333-24483

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 21, 1997)

                                  $150,000,000

                              CARDINAL HEALTH LOGO

                              6.25% NOTES DUE 2008

     The Notes will bear interest from July 13, 1998, at the rate of 6.25% per annum, payable semiannually, on January 15 and July 15, commencing January 15, 1999. The Notes will mature on July 15, 2008. The Notes will be redeemable, in whole or, from time to time, in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by a Quotation Agent (as defined herein), the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus 15 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption. The Notes will be represented by a global note registered in the name of the Depository Trust Company or its nominee (the "Depositary"). Interests in such global note will be shown on, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. See "Certain Terms of Notes."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                              PRICE TO              UNDERWRITING             PROCEEDS TO
                                              PUBLIC(1)              DISCOUNT(2)            COMPANY(1)(3)
--------------------------------------------------------------------------------------------------------------
Per Note..............................         99.617%                 0.650%                  98.967%
--------------------------------------------------------------------------------------------------------------
Total.................................      $149,425,500              $975,000              $148,450,500
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from July 13, 1998.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company and the Underwriters estimated at $300,000.
                            ------------------------

     The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters, and to certain other conditions. It is expected that delivery of the Notes will be made on or about July 13, 1998.
                            ------------------------

BEAR, STEARNS & CO. INC.
                               J.P. MORGAN & CO.
                                                            SALOMON SMITH BARNEY

                                  JULY 8, 1998

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "UNDERWRITING."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In addition to the documents filed with the Securities and Exchange Commission (the "Commission") by the Company and incorporated by reference in the Prospectus and this Prospectus Supplement (see "Incorporation of Certain Documents by Reference" in the accompanying Prospectus), the following documents which Bergen Brunswig Corporation ("Bergen") (Commission File No. 1-5110) has filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus Supplement:

          1. Historical financial statements of Bergen contained in Bergen's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 24, 1997 (the "Bergen 1997 10-K");

          2. Historical financial statements of Bergen contained in Bergen's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997, filed with the Commission on February 11, 1998; and

          3. Historical financial statements of Bergen contained in Bergen's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed with the Commission on May 15, 1998.

     In addition, the Unaudited Pro Forma Condensed Combined Financial Information contained in Amendment No. 1 to the Company's Registration Statement on Form S-4 (Registration No. 333-56655), filed with the Commission on June 23, 1998 (the "Scherer S-4"), is incorporated by reference in this Prospectus Supplement.

                           FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" (as defined in the Act). This Prospectus Supplement and the accompanying Prospectus include and incorporate by reference forward-looking statements which reflect the Company's current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to general economic conditions; the loss of one or more key customer or supplier relationships, including pharmaceutical manufacturers for which alternative supplies may not be available; the malfunction or failure of the Company's information systems; the costs and/or difficulties related to the integration of acquired businesses; changes to the presentation of financial results and position resulting from adoption of new accounting principles or upon the advice of the Company's independent auditors, or the staff of the Commission; changes in the distribution or outsourcing pattern for pharmaceutical products and/or services; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings, including those with respect to the Company's proposed merger transactions with Bergen and, if any, R.P. Scherer Corporation; injury to person or property resulting from the Company's packaging, repackaging or pharmacy management services; competitive factors in the Company's healthcare service businesses, including pricing pressures; the continued financial viability and success of the Company's customers, suppliers, and franchisees; technological developments and products offered by competitors; failure to retain or continue to attract senior management or key personnel; risks associated with international operations, including fluctuations in currency and changes in law regarding patents, copyrights and/or trademarks; difficulties or delays in the development, production and marketing of new products and services; strikes or other labor disruptions; labor and employee benefit costs; pharmaceutical manufacturers' pricing policies and overall drug price inflation; changes in hospital buying groups or hospital buying practices; and other factors referenced in this Prospectus Supplement, the accompanying Prospectus or the documents incorporated by reference herein or therein. The words "believe," "expect," "anticipate," "project," and similar expressions identify "forward-looking statements," which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                              RECENT DEVELOPMENTS

     On August 23, 1997, the Company signed a definitive merger agreement, which was amended on March 16, 1998, with Bergen, a distributor of pharmaceuticals and medical-surgical supplies, pursuant to which Bergen will become a wholly owned subsidiary of the Company in a merger (the "Bergen Merger") expected to be accounted for as a pooling-of-interests for financial reporting purposes. Under the terms of the Bergen Merger, shareholders of Bergen will receive 0.775 of a common share of the Company in exchange for each outstanding common share of Bergen. The Company expects to issue approximately 42 million of its common shares in the transaction (taking into account outstanding Bergen stock options and related option exercise prices) and also expects to assume approximately $603 million in long-term debt. Shareholders of both the Company and Bergen approved the transaction on February 20, 1998. On March 9, 1998, the Federal Trade Commission (the "FTC") filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the Bergen Merger. On March 17, 1998, Bergen and the Company announced that they would contest the FTC's attempt to challenge the transaction. A court hearing began on June 9, 1998 and is currently ongoing. The Company and Bergen have agreed not to consummate the Bergen Merger pending a decision on the preliminary injunction, which is expected during the summer of 1998. Certain historical financial information regarding Bergen is incorporated by reference in this Prospectus Supplement (see "Incorporation of Certain Documents By Reference").

     On May 17, 1998, the Company signed a definitive agreement with R.P. Scherer Corporation ("Scherer"), an international developer and manufacturer of drug delivery systems, pursuant to which Scherer will become a wholly owned subsidiary of the Company in a merger (the "Scherer Merger") expected to be accounted for as a pooling-of-interests for financial reporting purposes. Under the terms of the Scherer Merger, shareholders of Scherer will receive 0.95 of a common share of the Company in exchange for each outstanding common share of Scherer. The Company expects to issue approximately 23 million of its common shares in the transaction (taking into account outstanding Scherer stock options and related option exercise prices) and also expects to assume approximately $169 million in long-term debt. The Company's shareholders (if their vote is required) and the Scherer stockholders are scheduled to vote on the Scherer Merger at special meetings to be held on July 28, 1998 and August 6, 1998, respectively. The Scherer Merger is expected to be completed by the end of August 1998, subject to shareholder and regulatory approvals.

     Certain unaudited pro forma condensed combined financial information regarding the Company and giving effect to the Bergen Merger and the Scherer Merger is incorporated by reference in this Prospectus Supplement from the Scherer S-4. See "Incorporation of Certain Documents By Reference." There can be no assurance that the Bergen Merger or the Scherer Merger will be completed. If either the Bergen Merger or the Scherer Merger is not consummated, the opportunities to realize synergies from the Bergen Merger or the Scherer Merger (as applicable) will not be available to the Company and will not offset the costs incurred by the Company in connection with the proposed Bergen Merger or the proposed Scherer Merger.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes offered hereby are estimated to be approximately $148,200,500. The net proceeds will be used for general corporate purposes, which may include repayment of bank lines of credit and other maturing debt, working capital growth, capital expenditures, and acquisitions. The Company continually evaluates possible candidates for acquisition and intends to continue to seek opportunities to expand its healthcare operations and services.

                                 CAPITALIZATION

     The following table sets forth the short-term obligations and capitalization of the Company at March 31, 1998 and as adjusted to reflect the issuance and sale of the Notes offered hereby. This information does not give effect to the Bergen Merger or the Scherer Merger. Certain pro forma financial information regarding the Company and giving effect to the Bergen Merger and the Scherer Merger is incorporated by reference in this Prospectus Supplement from the Scherer S-4.

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Short-term Obligations:
  Notes payable -- banks....................................  $   85,941    $   85,941
  Current portion of long-term obligations..................       6,847         6,847
                                                              ----------    ----------
          Total Short-term Obligations......................  $   92,788    $   92,788
                                                              ==========    ==========
Long-term Obligations:
  Other long-term obligations including capital leases......  $   23,267    $   23,267
  6.25% Notes due 2008 offered hereby(l)....................          --       150,000
  6% Notes due 2006.........................................     150,000       150,000
  6 1/2% Notes due 2004.....................................     100,000       100,000
                                                              ----------    ----------
          Total Long-term Obligations.......................  $  273,267    $  423,267
                                                              ----------    ----------
Shareholders' Equity:
  Common Shares, without par value, authorized 300,000,000
     shares; issued and outstanding 110,415,745 shares......  $  700,603    $  700,603
  Retained earnings.........................................     861,454       861,454
  Common shares in treasury, at cost -- 267,887 shares......      (8,626)       (8,626)
  Other.....................................................      (6,029)       (6,029)
                                                              ----------    ----------
          Total Shareholders' Equity........................  $1,547,402    $1,547,402
                                                              ----------    ----------
          Total Capitalization..............................  $1,820,669    $1,970,669
                                                              ==========    ==========

---------------

(1) As of May 31, 1998, the Company had outstanding approximately $248 million of indebtedness for borrowed money with which the Notes would rank pari passu. In addition, as of such date, the Company's subsidiaries had outstanding approximately $54 million of indebtedness for borrowed money and approximately $1.49 billion of trade payables to which the Notes would be effectively subordinated.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                 NINE
                                                    FISCAL YEAR ENDED (1)                       MONTHS
                                  ---------------------------------------------------------      ENDED
                                  MARCH 31,    JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,    MARCH 31,
                                    1993         1994        1995        1996        1997        1998
                                  ---------    --------    --------    --------    --------    ---------
Ratio of earnings to fixed
  charges.......................     3.8         6.3         9.3         6.6         9.6         13.7

---------------

(1) On March 1, 1994, the Company changed its fiscal year from March 31 to June 30.

     The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company and entities 50% or more owned by the Company into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs, preferred stock dividend requirements of subsidiaries, and the portion of rental expense which is deemed to be representative of the interest factor. On a pro forma basis, giving effect to the consummation of the Bergen Merger, the ratio of earnings to fixed charges would be 7.0 and 8.1 for the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998, respectively. These ratios do not give effect to the Scherer Merger. See "Recent Developments."

                             CERTAIN TERMS OF NOTES

     The following summary of the terms of the Notes offered hereby (included in the defined term "Debt Securities" in the Prospectus) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The 6.25% Notes due 2008 (the "Notes") offered hereby are an issue of the Debt Securities described in the Prospectus and will be issued as a separate series of Debt Securities under the Indenture dated as of April 18, 1997 (the "Indenture"), between the Company and Bank One, NA (formerly known as Bank One, Columbus, NA), as Trustee (the "Trustee"). The Company may issue from time to time other series of Debt Securities under the Indenture consisting of notes or other unsecured evidences of indebtedness, but such other series will be separate from and independent of the Notes. The Indenture does not limit the amount of Debt Securities or any other debt which may be incurred by the Company. In addition, the provisions of the Indenture do not afford holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, acquisition, merger or similar transaction involving the Company that could adversely affect holders of the Notes. Reference is made to the Prospectus for a description of other general terms of the Debt Securities.

     The Notes will mature on July 15, 2008. Interest on the Notes will accrue from July 13, 1998, and will be payable semiannually on January 15 and July 15, commencing January 15, 1999, to the persons in whose names the Notes are registered at the close of business on the January 1 or July 1 prior to the payment date at the annual rate set forth on the cover page of this Prospectus Supplement.

     The Notes will not be listed on a securities exchange.

OPTIONAL REDEMPTION

     The Notes will be redeemable, in whole or, from time to time, in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 15 basis points, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the Company.

     "Reference Treasury Dealer" means (i) Bear, Stearns & Co. Inc. and its respective successors: provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     Notice to holders of Notes to be redeemed will be delivered by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be represented by one or more fully registered Global Notes which will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee. Unless and until it is exchanged in whole or in part for Notes in certificated form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary.

     The Depositary has advised the Company as follows: It is a limited-purpose trust company organized under the New York Banking law, a "banking organization" within the meaning of the New York Banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depositary was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which or representatives of which own the Depositary. Access to the Depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

     The Depositary has advised the Company that upon the issuance of the Global Notes, the Depositary will credit on its book-entry system the respective principal amounts of the individual Notes represented by such Global Notes to the accounts of the appropriate Participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Notes will be limited to Participants or persons that own beneficial interests through Participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's Participants or persons that hold through Participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such laws may limit the market for beneficial interests in the Global Notes.

     So long as the Depositary, or its nominee, is the registered owner of the Global Notes, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any consent or action of holders or if an owner of a beneficial interest in the Global Notes desires to give a consent or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give such consent or take such action, and such Participants would authorize beneficial owners holding through such Participants to give such consent or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on the Global Notes registered in the name of the Depositary or its nominee will be made by the Trustee to the Depositary or such nominee as the registered owner of the Global Notes. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Global Notes are registered as the sole owner or holder of the Global Notes for the purpose of receiving payment of principal, premium, if any, and interest on the Global Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent will have any responsibility or liability for the payment of principal, premium, if any, or interest on the Global Notes to owners of beneficial interests in the Global Notes. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action or inaction of the Depositary or its nominee or any Participant.

     If (x) the Depositary is at any time unwilling or unable to continue as the Depositary or the Depositary ceases to be a clearing agency registered under the Exchange Act, (y) the Company executes and delivers to the Trustee an order to the effect that the Global Notes shall be transferable and exchangeable for Notes in definitive form, or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Notes will be transferable or exchangeable for Notes in definitive form of like tenor in an equal aggregate principal amount. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to Bear, Stearns & Co. Inc., J.P. Morgan Securities Inc., and Salomon Brothers Inc (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below.

                                                                PRINCIPAL AMOUNT
                            NAME                                    OF NOTES
                            ----                                ----------------
Bear, Stearns & Co. Inc.....................................      $ 50,000,000
J.P. Morgan Securities Inc..................................        50,000,000
Salomon Brothers Inc........................................        50,000,000
                                                                  ------------
          Total.............................................      $150,000,000
                                                                  ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all of the Notes offered hereby if any are purchased.

     The Underwriters initially propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain other dealers. After the Notes are released for sale to the public, the public offering price and such concessions may be changed by the Underwriters.

     The Company does not intend to apply for listing of the Notes on a securities exchange, but has been advised by the Underwriters that the Underwriters intend to make a market in the Notes. Such Underwriters are not obligated, however, to make a market in the Notes and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Notes.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of their respective businesses, each of the Underwriters has engaged, and may in the future engage, in investment banking and commercial banking transactions with the Company and its affiliates.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes during and after such offering. Specifically, the

Underwriters may overallot or otherwise create a short position in the Notes by selling more Notes than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Notes in the open market. In addition, the Underwriters may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company and its consolidated subsidiaries as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended by Form 10-K/A dated January 7, 1998 (the "1997 Form 10-K"). Such consolidated financial statements and schedule of the Company and its subsidiaries, except financial statements of Pyxis Corporation ("Pyxis") and Owen Healthcare, Inc. ("Owen"), consolidated with the Company's financial statements for the years ended June 30, 1996 and 1995, have been audited by Deloitte & Touche LLP as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the financial statements) which is incorporated herein by reference from the 1997 Form 10-K. The financial statements of Pyxis and Owen (consolidated with those of the Company in the consolidated financial statements for the years ended June 30, 1996 and 1995) have been audited by Ernst & Young LLP and Price Waterhouse LLP, respectively, as stated in their reports which are incorporated herein by reference from the 1997 Form 10-K.

     The consolidated financial statements of Bergen and its consolidated subsidiaries as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, which have been incorporated in this Prospectus Supplement by reference from the Bergen 1997 10-K, have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference.

     Such consolidated financial statements of the Company and its consolidated subsidiaries and of Bergen and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

PROSPECTUS

                           CARDINAL HEALTH, INC. LOGO

                                  $400,000,000
                                DEBT SECURITIES

     Cardinal Health, Inc. (the "Company" or "Cardinal") may offer and issue from time to time unsecured debt securities in one or more series (the "Debt Securities") up to an aggregate initial offering price not to exceed $400,000,000 (or the equivalent in foreign-denominated currency or currency units based on or relating to foreign currencies, including European Currency Units). The Debt Securities will rank equally with all other current and future unsecured indebtedness of the Company and prior to subordinated indebtedness, if any. The Debt Securities may be sold for U.S. dollars, foreign-denominated currency or currency units; principal of and interest on the Debt Securities may likewise be payable in U.S. dollars, foreign-denominated currency or currency units, in each case as the Company specifically designates. The Company does not currently intend to issue Debt Securities based on or relating to foreign currencies or foreign currency units.

     The Debt Securities will be offered in amounts, at prices, with maturities and on terms to be determined in light of market conditions at the time of the offering and set forth in one or more accompanying prospectus supplements (the "Prospectus Supplement"). The Prospectus Supplement will set forth the specific designation, aggregate principal amount, authorized denominations and currency or currency unit in which the Debt Securities may be purchased and in which the principal and any interest is payable; purchase price, maturity, rate of or manner of calculating interest, if any; time of payment of interest, if any; terms, if any, for redemption at the option of the Company or the holder; terms for sinking fund payments, if any; terms for any mandatory redemption; listing on any securities exchange or over-the-counter market system; whether the Debt Securities will be issuable as global securities and the identity of the depositary for any global securities; and any other specific terms relating to any series of the Debt Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Debt Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent; in each case, less other attributable expenses of issuance and distribution. The Company may also sell Debt Securities directly to investors on its own behalf. In the case of sales made directly by the Company, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                 The date of this Prospectus is April 21, 1997

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information (including proxy and information statements) filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. These reports and other information (including proxy and information statements) can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of two Registration Statements filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statements and related exhibits for further information with respect to the Company and the Debt Securities offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "1996 Cardinal Form 10-K"), (2) Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, and December 31, 1996, and (3) Current Reports on Form 8-K dated October 11, 1996, March 3, 1997, and March 18, 1997.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of said reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be submitted in writing to Cardinal Health, Inc., Attn.: David Bearman, Executive Vice President and Chief Financial Officer, 5555 Glendon Court, Dublin, Ohio
(614) 717-5000.

                STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" (as defined in the Act). This Prospectus, any Prospectus Supplement, any documents incorporated by reference herein, or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect the Company's current view (as of the date such forward-looking statement is made) with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to general economic conditions; the loss of one or more key customer or supplier relationships, including pharmaceutical manufacturers for which alternative supplies may not be available; the malfunction or failure of the Company's information systems; the costs and difficulties related to the integration of recently acquired businesses; changes in the distribution or outsourcing pattern for pharmaceutical products, including any increase in direct distribution or decrease in contract packaging by pharmaceutical manufacturers; changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; injury to person or property resulting from the Company's repackaging or pharmacy management services; competitive factors in the Company's health care service businesses, including pricing pressures; the continued financial viability and success of the Company's customers, suppliers, and franchisees; technological developments and products offered by competitors; failure to retain or continue to attract senior management or key personnel; risks associated with international operations, including fluctuations in currency exchange ratios; successful challenges to the validity of the Company's patents, copyrights and/or trademarks; difficulties or delays in the development, production and marketing of new products and services; strikes or other labor disruptions; labor and employee benefit costs; pharmaceutical manufacturers' pricing policies and overall drug price inflation; changes in hospital buying groups or hospital buying practices; and other factors referenced in this Prospectus, the Prospectus Supplement or documents incorporated by reference herein or other filings or written or oral statements made by or on behalf of the Company. The words "believe", "expect", "anticipate", "project", and similar expressions identify "forward-looking statements", which speak only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

     Cardinal, a holding company operating through a number of separate operating subsidiaries, is a leading health care service provider, offering an array of value-added pharmaceutical distribution services to a broad base of customers. It is one of the nation's largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Through its subsidiary, Pyxis Corporation ("Pyxis"), Cardinal develops and manufactures unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and alternate care facilities. Cardinal is the largest franchisor of independent retail pharmacies in the United States through its subsidiary, Medicine Shoppe International, Inc. ("Medicine Shoppe"). In addition, through its subsidiary, Owen Healthcare, Inc. ("Owen"), Cardinal provides pharmacy management services to hospitals. PCI Services, Inc. ("PCI"), another one of Cardinal's subsidiaries, is a leading international provider of integrated packaging services to pharmaceutical manufacturers.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs, and monitor their purchases which are covered by group contract purchasing arrangements.

     Cardinal operates several specialty health care businesses which offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     In February 1994, Cardinal merged with Whitmire Distribution Corporation ("Whitmire"), a Folsom, California-based pharmaceutical wholesaler. The majority of Whitmire's sales were concentrated in the western and central United States, complementing the Company's former concentration of sales in the eastern United States and positioning the combined company to service both customers and suppliers on a national basis. As a result of the Whitmire merger, the Company now maintains a network of distribution centers enabling it to routinely serve the entire population of the continental U.S. on a next-day basis.

     Cardinal has completed several additional business combinations since the Whitmire merger. On July 1, 1994, Cardinal acquired Humiston-Keeling, Inc., a Calumet City, Illinois-based drug wholesaler serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal merged with Behrens Inc., a Waco, Texas-based drug wholesaler serving customers located primarily in Texas and adjoining states. On November 13, 1995, Cardinal merged with Medicine Shoppe, a St. Louis, Missouri-based franchisor of independent apothecary-style pharmacies in the United States and abroad. On May 7, 1996, Cardinal merged with Pyxis, a San Diego, California-based designer, manufacturer, marketer and servicer of unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and other health care facilities. On October 11, 1996, Cardinal completed a merger with PCI, a Philadelphia, Pennsylvania-based provider of integrated packaging services to pharmaceutical manufacturers. Finally, on March 18, 1997, Cardinal completed a merger with Owen, a Houston, Texas-based provider of fully integrated pharmacy management and information services to hospitals.

     Cardinal's principal executive offices are located at 5555 Glendon Court, Dublin, Ohio 43016, and its telephone number is (614) 717-5000.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                   SIX
                                                                                                  MONTHS
                                                      FISCAL YEAR ENDED(1)                        ENDED
                                   ----------------------------------------------------------    --------
                                   MARCH 31,    MARCH 31,    JUNE 30,    JUNE 30,    JUNE 30,    DEC. 31,
                                     1992         1993         1994        1995        1996        1996
                                   ---------    ---------    --------    --------    --------    --------
Ratio of earnings to fixed
  charges........................     2.8          4.0         6.8         10.5        7.2         8.5

---------------

(1) On March 1, 1994, the Company changed its fiscal year from March 31 to June 30.

     The ratio of earnings to fixed charges is computed by dividing fixed charges of the Company and entities 50% or more owned by the Company into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs, preferred stock dividend requirements of subsidiaries, and the portion of rental expense which is deemed to be representative of the interest factor.

                                USE OF PROCEEDS

     The Company does not currently have any specific plans for the net proceeds from the sale of Debt Securities. Except as otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by the Company for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions, and investments.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued under an Indenture dated as of April 18, 1997 (hereinafter referred to as the "Indenture"), between the Company and Bank One, Columbus, N.A., as Trustee (hereinafter referred to as the "Trustee"). The Indenture does not limit the amount of Debt Securities or any other debt which may be incurred by the Company or its subsidiaries, except as provided below under "Limitations on Subsidiary Debt." Unless otherwise specified in a Prospectus Supplement, a default in the Company's obligations with respect to any other indebtedness will not constitute a default or an Event of Default (as defined in the Indenture) with respect to the Debt Securities. The Indenture does not contain any covenants or provisions that afford holders of Debt Securities protection in the event of a highly leveraged transaction. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. Currently, the Company conducts nearly all of its operations through subsidiaries and expects that it will continue to do so. As a result, the right of the Company to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of Debt Securities to benefit as creditors of the Company from any such distribution are subject to the prior claims of creditors of such subsidiary. As of February 28, 1997, the Company had outstanding approximately $436 million of indebtedness for borrowed money with which the Debt Securities would rank equally. In addition, as of such date, the Company's subsidiaries had outstanding approximately $60 million of indebtedness for borrowed money and approximately $1.042 billion of trade payables to which the Debt Securities would be effectively subordinated.

     The following statements are subject to the detailed provisions of the Indenture, which is incorporated by reference as an exhibit to the Registration Statements of which this Prospectus is a part and which is also available for inspection at the office of the Trustee. Section references are to the Indenture. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made and the statements are qualified in their entirety by such reference.

GENERAL

     The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement which accompanies this Prospectus will set forth the following terms of and information relating to the Debt Securities offered thereby: (i) the designation, aggregate principal amount and purchase price of the Debt Securities; (ii) the date or dates on which principal of the Debt Securities is payable; (iii) the rate or rates per annum at which the Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined; (iv) the dates on which interest will be payable and the related record dates; (v) any redemption, repayment or sinking fund provisions; and (vi) any other specific terms of the Debt Securities.

     Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without service charge, at the office of the Trustee set forth in the Indenture. Interest on any series of Debt Securities will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons. (Sections 2.7 and 3.1.)

     Debt Securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount (which may be substantial) below their stated principal amount ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS

     Definitions. The term "Attributable Debt" means in connection with a sale and lease-back transaction the lesser of (a) the fair value of the assets subject to such transaction or (b) the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the Debt Securities of all series then outstanding and compounded semiannually) of the obligations of the Company and its Consolidated Subsidiaries for rental payments during the remaining term of all leases.

     The term "Consolidated Net Tangible Assets" means the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Indebtedness by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Consolidated Subsidiary" means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles.

     The term "Exempted Debt" means the sum of the following as of the date of determination: (a) indebtedness of the Company and its Consolidated Subsidiaries incurred after the date of the Indenture and secured by liens not permitted by the limitation on liens provisions of the Indenture (Section 3.9), and (b) Attributable Debt of the Company and its Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of the Indenture, other than leases permitted by the limitation on sale and lease-back provisions of the Indenture. (Section 3.10)

     The term "Financing Subsidiary" means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities: (a) the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others; (b) the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or (c) any other business as may be reasonably incidental to those described in (a) and (b) above, including the ownership and use of property in connection therewith.

     The term "Funded Indebtedness" means all Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

     The term "Indebtedness" means all items classified as indebtedness on the most recently available balance sheet of the Company and its Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

     The term "Original Issue Discount Security" means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an Event of Default (as defined in the Indenture).

     The term "Rate Hedging Obligations" means any and all obligations of anyone arising under: (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions; and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the items in (a) above.

     The term "Restricted Subsidiary" means a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act and as amended from time to time.

     The term "Senior Funded Indebtedness" means any Funded Indebtedness of the Company that is not subordinated in right of payment to any other Indebtedness of the Company.

     The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power (under ordinary circumstances) to elect a majority of the board of directors of said corporation is at the time owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

     The term "Yield to Maturity" means the yield to maturity on a series of Debt Securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

     Limitation on Liens. The Indenture provides that, so long as any of the Debt Securities remain outstanding, the Company will not, nor will it permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money which is secured by a mortgage, pledge, security interest or lien ("liens") of or upon any assets, whether now owned or hereafter acquired, of the Company or any such Consolidated Subsidiary without equally and ratably securing the Debt Securities by a lien ranking ratably with and equal to such secured Indebtedness, except that the foregoing restriction does not apply to (a) liens existing on the date of the Indenture; (b) liens on assets of any corporation existing at the time such corporation becomes a Consolidated Subsidiary; (c) liens on assets existing at the time of acquisition thereof, or to secure the payment of the purchase price of such assets, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of such assets or improvements or construction thereof, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after such acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of such property, whichever is later); (d) liens securing Indebtedness owing by any Consolidated Subsidiary to the Company or another wholly owned domestic Subsidiary; (e) liens on any assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Subsidiary; (f) liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings); (g) any extension, renewal or replacements (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive; (h) certain statutory liens or other similar liens arising in the ordinary course of business by the Company or a Consolidated Subsidiary, or certain liens arising out of governmental contracts;
(i) certain pledges, deposits or liens made or arising under workers' compensation or similar legislation or in certain other circumstances; (j) liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards; (k) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business, or the ownership of the assets of the Company or of a Consolidated Subsidiary, which were not incurred in connection with the borrowing of money and which do not, in the opinion of the Company, materially impair the use of such assets in the operation of the business of the Company or such Consolidated Subsidiary or the value of such assets for the purposes thereof; or (l) liens on any assets of a Financing Subsidiary. Notwithstanding the foregoing restrictions, the Company or any Consolidated Subsidiary may create or assume any Indebtedness which is secured by a lien, without securing the Debt Securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Consolidated Net Tangible Assets. (Section 3.9)

     Limitations on Subsidiary Debt. The Indenture provides that the Company will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for money borrowed, except that the foregoing restrictions will not apply to the incurrence of (a) Indebtedness outstanding on the date of the Indenture; (b) Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to the Company or to another Subsidiary, provided that such Indebtedness will be at all times held by either the Company or a Subsidiary, and provided further that upon the transfer or disposition of such Indebtedness to someone other than the Company or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted; (c) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such overdraft is extinguished within five Business Days (as defined in the Indenture) of incurrence; (d) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes, provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000; (e) Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;
(f) Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation; (g) Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of the Company or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of Indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition; (h) Indebtedness of a Restricted Subsidiary with respect to bonds, bankers' acceptances or letters of credit provided by such Subsidiary in the ordinary course of business; (i) Indebtedness secured by a lien permitted by the provisions regarding limitations on liens (Section 3.9) or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions (Section 3.10) or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to property or assets acquired after the date of the Indenture; (j) Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to the Company; (k) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes; (l) Indebtedness incurred by any Financing Subsidiary; and
(m) Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g) and (i) above ("Refinancing Indebtedness"), provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so refinanced (plus the premiums paid and expenses incurred in connection therewith), (ii) the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and (iii) the Refinancing Indebtedness ranks no more senior, and is at least as subordinated, as the Indebtedness being refinanced. Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for money borrowed that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Consolidated Net Tangible Assets. (Section 3.11)

     Limitation on Sale and Lease-Back Transactions. Sale and lease-back transactions (except such transactions involving leases for less than three years) by the Company or any Consolidated Subsidiary of any assets are prohibited unless (a) the Company or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt in respect to such transaction without equally and ratably securing the Debt Securities, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by the Board of Directors of the Company and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness. The foregoing limitation will not apply, if at the time the Company or any Consolidated Subsidiary enters into such sale and lease-back transaction and, immediately after giving effect thereto, Exempted Debt does not exceed 20% of the Consolidated Net Tangible Assets. (Section 3.10)

     Merger, Consolidation, Sale, Lease or Conveyance. The Indenture provides that the Company will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless the Company shall be the continuing corporation, or the successor corporation or person that acquires all or substantially all the assets of the Company shall be a corporation organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Company under the Indenture and the Debt Securities issued thereunder, and immediately after such merger, consolidation, sale, lease or conveyance, the Company, such person or such successor corporation shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company. (Section 8.1)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each a "Global Security") that will be deposited with, or on behalf of, a depositary ("Global Security Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Security Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. However, the Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Security Depositary will be represented by a Global Security registered in the name of the Global Security Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Security Depositary for such Global Security, such Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Global

Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Security Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Security Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form, and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Global Security Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Global Security Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in principal amount of the Debt Securities at the time outstanding of all series affected (voting as one class), to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities except that no such modification may (i) extend the final maturity of any of the Debt Securities or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 4.1 of the Indenture or the amount thereof provable in bankruptcy pursuant to
Section 4.2 of the Indenture, or impair or affect the right of any holder of the Debt Securities to institute suit for the payment thereof without the consent of the holder of each of the Debt Securities so affected, or (ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding. (Section 7.2)

     The Indenture also provides that the Company and the Trustee may, without the consent of the holders of the Debt Securities, modify the Indenture or enter into supplemental indentures (a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Debt Securities of one or more series any property or assets, (b) to evidence the succession of another corporation to the Company and the assumption by the successor corporation of the covenants, agreements and obligations of the Company, (c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors of the Company and the Trustee shall consider to be for the protection of the holders of the Debt

Securities and to make the occurrence or the occurrence and continuance of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default; provided, however, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default or may provide for an immediate enforcement upon such Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the holders of a majority in aggregate principal amount of the Debt Securities of such series to waive such an Event of Default, (d) to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained in the Indenture or to make such other provisions in regard to matters or questions arising under the Indenture as the Board of Directors of the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of the Debt Securities in any material respect, (e) to establish the form or terms of Debt Securities, and (f) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee. (Section 7.1)

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series issued under the Indenture is defined in the Indenture as being: default for 30 days in payment of any interest upon any Debt Securities of such series; default in any payment of principal or premium, if any, upon any Debt Securities of such series; default in the payment of any sinking fund installment payable by the terms of the Debt Securities of such series; default by the Company in performance of any other of the covenants or agreements in respect of the Debt Securities of such series or the Indenture which shall not have been remedied for a period of 90 days after written notice specifying that such notice is a "Notice of Default" under the Indenture; certain events involving bankruptcy, insolvency or reorganization of the Company; and any other event of default provided in the supplemental indenture or resolution of the Company's Board of Directors under which the series of Debt Securities are issued or in the form of the Debt Security for such series. (Section 4.1) Unless otherwise specified in a Prospectus Supplement, a default by the Company with respect to any Indebtedness other than the Debt Securities will not constitute an Event of Default with respect to the Debt Securities. The Indenture will provide that the Trustee may withhold notice to the holders of any series of the Debt Securities of any default (except in payment of principal of, or interest on, such series of Debt Securities or in the payment of any sinking or purchase fund installment with respect to such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so. (Section 4.11)

     The Indenture provides that (a) if an Event of Default due to the default in payment of principal or, premium, if any, or interest on, or any sinking fund installment with respect to, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series issued under such Indenture and then outstanding (each such series voting as a separate class) may then declare the principal of all Debt Securities of such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions (which include the deposit by the Company with the Trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the Trustee and the curing, waiving or remedying of all Events of Default other than nonpayment or principal) such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Sections 4.1 and 4.10)

     The holders of a majority in principal amount of the Debt Securities of each series then outstanding and affected (with each series voting as a separate class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Debt Securities of such series under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of such Debt Securities shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 4.9 and 4.2(d))

     The Indenture provides that no holder of Debt Securities may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under the Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of each affected series (with each series voting as a separate class) issued under such Indenture and then outstanding. (Sections 4.6, 4.7 and 4.9) At any time prior to the evidencing to the Trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the Debt Securities of any or all series specified in the Indenture in connection with such action, any holder of a Debt Security may, by filing written notice with the Trustee, revoke such action so far as concerns such security. (Section 6.5)

     The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the principal covenants contained in the Indenture. (Section 3.5)

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture upon compliance with certain enumerated conditions, including the Company having paid all sums payable by the Company under the Indenture, when either (a) the Company shall have delivered to the Trustee for cancellation all Debt Securities theretofore authenticated or (b) all Debt Securities not theretofore delivered to the Trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year. (Section 9.1)

THE TRUSTEE

     The Trustee under the Indenture is Bank One, Columbus, N.A. The Trustee is an affiliate of Bank One, Indianapolis, N.A., the trustee under a separate indenture for the Company's 6 1/2% Notes due 2004 and the Company's 6% Notes due 2006.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby in any of four ways: (i) through underwriters, (ii) through dealers, (iii) through agents, or (iv) directly to purchasers. The Prospectus Supplement will set forth the terms of any offering of a particular series of Debt Securities and will include, without limitation, (i) the name or names of any underwriters, dealers or agents with which the Company has entered into arrangements with respect to the sale of such Debt Securities; (ii) the initial public offering or purchase price of such Debt Securities; (iii) the principal amounts of the Debt Securities to be purchased by any such underwriters, dealers or agents; (iv) any underwriting discounts, commissions and other items constituting underwriters' compensation and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers; (v) any commissions paid to any agents; (vi) the net proceeds to the Company from the sale of such Debt Securities; and (vii) the securities exchanges, if any, on which such Debt Securities will be listed.

     If underwriters are used in the offering of Debt Securities, the Debt Securities being sold will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of such resale. Unless otherwise set forth in an applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Debt Securities will be obligated to purchase all of the Debt Securities allocated to it if any such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to such dealers, as principals. The dealers may then resell such Debt Securities to the public at varying prices to be determined by such dealers at the time of resale.

     Offers to purchase Debt Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect to which this Prospectus is delivered will be named, and any commission payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

     Offers to purchase Debt Securities may be solicited, and sales thereof may be made directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to resales thereof.

     Underwriters, dealers and agents participating in the distribution of Debt Securities may be deemed to be "underwriters," as that term is defined under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale thereof may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents participating in the distribution of Debt Securities may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the Prospectus Supplement relating to the Debt Securities, certain legal matters in connection with the Debt Securities will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio, and for the underwriters, if any, by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Cardinal and its consolidated subsidiaries as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, have been incorporated in this Prospectus by reference from the 1996 Cardinal Form 10-K. Such consolidated financial statements of Cardinal and its subsidiaries, except Pyxis, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference from the 1996 Cardinal Form 10-K. The financial statements of Pyxis (consolidated with those of Cardinal in the consolidated financial statements) have been audited by Ernst & Young LLP, as stated in their report which is incorporated herein by reference from the 1996 Cardinal Form 10-K.

     Such consolidated financial statements of Cardinal and its consolidated subsidiaries are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Both of the foregoing firms are independent auditors.

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    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
            PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents By
  Reference.............................   S-2
Forward-Looking Statements..............   S-2
Recent Developments.....................   S-3
Use of Proceeds.........................   S-3
Capitalization..........................   S-4
Ratio of Earnings to Fixed Charges......   S-4
Certain Terms of Notes..................   S-5
Underwriting............................   S-7
Experts.................................   S-8
                  PROSPECTUS
Available Information...................     2
Incorporation of Certain Documents by
  Reference.............................     2
Statement Regarding Forward-Looking
  Information...........................     3
The Company.............................     4
Ratio of Earnings to Fixed Charges......     5
Use of Proceeds.........................     5
Description of Debt Securities..........     5
Plan of Distribution....................    12
Legal Matters...........................    13
Experts.................................    13

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                                  $150,000,000

                             [CARDINAL HEALTH LOGO]
                              6.25% NOTES DUE 2008
                            ------------------------
                                   PROSPECTUS
                                   SUPPLEMENT
                            ------------------------

                            BEAR, STEARNS & CO. INC.
                               J.P. MORGAN & CO.
                              SALOMON SMITH BARNEY
                                  July 8, 1998
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